 October 26, 2011

RGJR Capital Partners LLC

Attn: Mr. Robert Garrett, Jr., Manager

Dear Mr. Garrett,

This letter agreement (this “agreement”) sets forth the terms and conditions under which RGJR Capital Partners LLC, a New York limited liability company (“You” or the “Adviser”) shall provide the consulting services described below to the Board of Directors (“Board”) of Forward Industries, Inc., a New York corporation (“Company”). You hereby agree that Robert Garrett, Jr. shall provide the services described herein on your behalf. Each party hereto acknowledges the mutual covenants and obligations hereinafter set forth and, intending to be legally bound, hereby agrees as follows:

1.  Scope of Assignment and Responsibilities

You are hereby engaged as Senior Adviser to the Executive Committee (“EC”) of the Board.  As such, you shall devote your full professional time and efforts to perform certain services at the direction of the EC to the best of your abilities, with the overall objective being to facilitate: (i) efficient implementation of management’s strategy and (ii) expense reductions that do not impair such implementation.

In performing such services Adviser shall report to and take direction from the EC exclusively.  Adviser shall spend approximately half the working month in Santa Monica, CA, as shall be reasonably necessary to enable him to discharge the responsibilities assigned to him herein.  The Company shall facilitate Adviser’s performance by making available a dedicated work space, phone, Company cell phone, and Company systems access at such offices.  Apart from regularly scheduled meetings and conference calls with the EC, John Chiste and Frank LaGrange Johnson shall be Adviser’s primary contacts.

Adviser represents and warrants that he (i) has no obligations or undertakings during the Term (set forth below) that would prevent or restrict him from performing the services as described above and (ii) is not to his knowledge subject to any conflict of interest, or apparent conflict of interest, involving the Company, any of its affiliates, or any director or officer of the Company, or any entity with which the Company is doing business or proposes to do business, or any person who may control or be an officer of any such entity.  If Adviser becomes aware of any actual or apparent conflict of interest, he shall promptly advise the Board’s Nominating and Governance Committee Chair as to all relevant facts and circumstances.

2.  Term

Adviser shall perform the services set forth herein commencing on October 1, 2011 (“effective date”) and terminating six months after the effective date (“termination date”).   Either party may terminate this agreement prior to the termination date but with effect not earlier than the two-month anniversary of the effective date by giving notice to the other party not fewer than 15 days prior to the date of early termination set forth in such notice.

3.  Compensation

In consideration of services duly performed under this agreement by Adviser he shall be entitled to receive the following as compensation therefor:

(a)	$30,000.00 per month as base compensation, payable in arrears on the first of each calendar month;
(b)

Reimbursement of reasonable, out-of-pocket and properly documented expenses incurred in travel, transportation, meals and lodging reasonably required in connection with the performance of services as set forth herein.  Expense reports shall be submitted on a monthly basis to the EC, with a copy to the corporate controller. All travel shall be done on the most economical terms available.

(c)

Options to purchase 160,000 shares of common stock of the Company in accordance with its 2011 Long Term Incentive Plan (“Plan”), to vest in six equal installments on November 15, 2011, November 30, 2011, December 31, 2011, January 31, 2012, February 29, 2012 and March 31, 2011.  The grant date of the options shall be the second business day after the final execution of this agreement, and the exercise price shall be the last sales price of the common stock on the Nasdaq Stock Market on the grant date.  Options may be exercised in the same manner as provided in the Plan and available to other grantees.  The options shall expire and no longer be exercisable after the third anniversary of the grant date.  In the case of early termination under paragraph two, options that shall not have fully vested as a result of the number of completed months in service shall be canceled and become null and void. The options granted pursuant to this Section 3(c) shall be issued to Robert Garrett, Jr., individually.

(d)

Such additional compensation, in the form of cash or equity compensation, as the Board may in its sole discretion determine to award to Adviser based on his performance and the progress of the Company in achieving goals and milestones under its business plan and strategy.

The Company, not the EC or the Board, is in all respects the exclusive obligor of compensation and any other obligation owed to Adviser hereunder, and Adviser hereby agrees that he shall in no event bring any action or proceeding against the EC or any member of the Board in his or her individual or director’s capacity arising out of or relating to this agreement.

4.  Confidentiality

(a) Protected Information shall mean trade secrets, confidential or proprietary information, and all other knowledge, know-how, information, documents or materials, owned or developed by the Company, licensed by or to the Company, or otherwise in the possession of the Company, whether in tangible or intangible form, pertaining to the business of the Company, the confidentiality of which the Company takes reasonable measures to protect, including, but not limited to, financial data, budgets, accounting records, customer data, customer contacts and profiles, Company and customer strategies, marketing campaigns, marketing processes, marketing information, business methods, future business plans, future products, product development plans, product specifications, data bases, operating procedures, knowledge of the organization, and other information owned, developed, licensed or possessed by the Company; provided, however, that Protected Information shall not include information that shall become generally known to the public or the trade without violation of this Agreement.  Unauthorized shall mean: (i) in contravention of the Company's policies or procedures; (ii) otherwise inconsistent with the Company's measures to protect its interests in its Protected Information; or (iii) in contravention of this agreement or any duty existing under law.

(b) The Company shall grant the Adviser access to Protected Information for use solely in connection with the performance of his assigned duties.  Adviser shall not use, disclose, divulge, furnish or make accessible to anyone, directly or indirectly through any medium, any Protected Information in any Unauthorized manner or for any Unauthorized purpose. In no event shall Adviser down-load or transfer any Company computer or data files to any location or Unauthorized computer or other electronic device.  After the termination date Adviser shall not use, disseminate, or disclose Protected Information for any purpose, directly or indirectly, except with the Company’s prior written consent.  For purposes of clarity this provision does not apply in the event that Adviser is required to make such disclosures pursuant to a court order.

(c)  Adviser acknowledges that he will have access to Protected Information vital to the Company's and its affiliates' businesses.  Accordingly, Adviser consents and agrees that if he violates any of the confidentiality provisions of this agreement, the Company and its affiliates would sustain irreparable harm and damages at law would not be an adequate remedy for violation of this agreement. The provisions of paragraphs 1, 3, 4, 5, and 6 of this agreement shall survive the termination of Adviser's services to the Company, irrespective of the reason therefor.  Further, Adviser hereby covenants and agrees that he shall not compete with the Company or any subsidiary thereof in the carry case or officeplace electronic accessories business, or solicit any employee of the Company or any subsidiary while such employee is under any employment or contractual obligation to the Company or subsidiary for a period of six months after the termination date.

5.  Relationship

The Adviser shall be an independent contractor to the Company.  Adviser is solely responsible for all applicable Federal, State, and local taxes, withholding, and other obligations in respect of compensation paid him hereunder.  This Agreement is not a contract of employment, and Adviser shall not by the terms hereof be or become entitled to any employee benefits generally made available to employees of the Company.  Notwithstanding anything to the contrary in the foregoing, Adviser shall acquaint himself with the Company’s Code of Business Conduct and Ethics and Corporate Insider Trading Policy, as they may be revised from time to time, and shall be bound by the terms thereof during the term of, and for 90-days after, this agreement.

6. Entire Agreement; Miscellaneous

This agreement embodies the entire agreement of the parties with respect to advisory services and Protected Information. This agreement may not be amended, changed, or terminated orally but only by an agreement in writing signed by the parties hereto, in the case of the Company by a principal thereunto duly authorized. This agreement cancels and supersedes any and all prior agreements and understandings, oral or written, between the parties hereto.  This agreement shall be governed by the internal laws of the State of New York without regard to principles of conflicts of laws.

ADVISER: RGJR CAPITAL PARTNERS LLC	FORWARD INDUSTRIES, INC.

/s/ Robert Garrett, Jr.	/s/ Frank LaGrange Johnson
Mr. Robert Garrett, Jr., Manager	By: Frank LaGrange Johnson
Date: October 31, 2011	Date:
Acknowledged:
On behalf of
Executive Committee

/s/ Frank LaGrange Johnson
By: Frank LaGrange Johnson
Date: